CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 23, 2017 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Southwestern Energy Company's Annual Report on Form 10‑K for the year ended December 31, 2016.

/s/PricewaterhouseCoopers LLP

Houston, Texas
June 30, 2017